151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS THIRD-QUARTER 2012 RESULTS

•	Third-quarter 2012 operating earnings per share (1) were $1.55

•	Net income per share was $1.47

•	Total medical benefit ratio was 80.7 percent in the third quarter 2012

•	Medical membership totaled 18.2 million members at September 30, 2012

•	Aetna now projects full-year 2012 operating earnings per share of approximately $5.10 (2)

HARTFORD, Conn., October 25, 2012 - Aetna (NYSE: AET) today announced third-quarter 2012 operating earnings (1) of $523.2 million, or $1.55 per share, a per share increase of 11 percent over the third quarter of 2011. Net income for the third quarter of 2012 was $499.2 million, or $1.47 per share, and includes a $.07 per share loss on the early extinguishment of long-term debt, $.04 per share of transaction-related costs associated with the proposed acquisition of Coventry Health Care, Inc. and $.03 per share of net realized capital gains.

Third-Quarter Financial Results at a Glance

(Millions, except per share results)	2012	2011	Change
Revenue (3)	$8,899.2	$8,396.7	6%
Operating earnings (1)	523.2	528.4	(1)%
Net income	499.2	490.4	2%

Per share results:
Operating earnings (1)	1.55	1.40	11%
Net income	1.47	1.30	13%

Weighted average common shares - diluted	338.6	376.8

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“Aetna's strong performance in the third quarter is the result of our diversified business model, and demonstrates the rigor with which we manage our operations,” said Mark T. Bertolini, Aetna chairman, CEO and president. “We've achieved our full-year medical membership guidance level of approximately 18.2 million medical members and remain focused on a disciplined balance between profitability and growth.

“Our emerging businesses strategy continues to see positive results from collaboration with providers, including lower costs, higher care quality and added membership for our core businesses. We just announced our newest accountable care organization plus a package of commercial health plans with a group of independent physician practice associations in California. To date, Aetna has 11 signed Accountable Care Solutions partnerships, with 26 letters of intent and a robust pipeline of prospects,” said Bertolini.

“The third quarter was an important one for Aetna,” said Joseph M. Zubretsky, Aetna senior executive vice president and CFO.  “We committed to deploy more than $7 billion of capital for our proposed acquisition of Coventry Health Care. We continued to execute on the fundamentals of our business and deliver solid financial performance this year, including a 6 percent increase in revenues and strong cash flow generation.

“Based on our year-to-date performance, we are raising our full-year 2012 operating earnings per share guidance to approximately $5.10 per share. Looking beyond 2012, we believe we have the winning strategy in the marketplace. Our core businesses, supplemented by emerging businesses growth and effective capital deployment, position Aetna for growth,” said Zubretsky.

Total company results

•
Revenues (3) for the third quarter of 2012 were $8.90 billion compared with $8.40 billion for the third quarter of 2011. The increase is primarily the result of higher Health Care premiums in each of our Commercial, Medicare and Medicaid businesses. Total Revenue, which includes net realized capital gains, was $8.92 billion and $8.48 billion for the third quarters of 2012 and 2011, respectively.

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•
Operating Expenses (1) were $1.63 billion for the third quarter of 2012. The business segment operating expense ratio (4) was 18.3 percent in the third quarter of 2012 and 20.0 percent in the third quarter of 2011. The decrease in the business segment operating expense ratio is primarily due to continued execution on our expense initiatives, including the effects of the voluntary early retirement program announced in 2011. Including net realized capital gains and other items excluded from operating earnings(1) as described on page 9 of this news release, these ratios were 18.4 percent and 21.4 percent for the third quarters of 2012 and 2011, respectively.

•	Corporate Financing Interest Expense was $42.1 million and $38.8 million after-tax for the third quarters of 2012 and 2011, respectively.

•	Net Income was $499.2 million for the third quarter of 2012 compared with $490.4 million for the third quarter of 2011.

•
Pre-tax Operating Margin (5) was 10.2 percent for the third quarter of 2012 compared with 10.7 percent for the third quarter of 2011. For the third quarter of 2012, the after-tax net income margin was 5.6 percent compared to 5.8 percent for 2011.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) of $531.8 million for the third quarter of 2012 compared with $525.7 million for the third quarter of 2011. Favorable before-tax development of prior-period health care cost estimates in the third quarters of 2012 and 2011 was approximately $96 million ($61 million after-tax) and $181 million ($117 million after-tax), respectively, primarily from incurred health care costs from the second quarter of 2012 and second quarter of 2011, respectively. Excluding the after-tax impact of favorable prior-period reserve development, operating earnings increased in 2012 primarily due to higher Commercial and Medicare underwriting margins. The increase in Medicare underwriting margins resulted from the 2011 acquisition of Genworth's Medicare Supplement business.

•	Net income was $532.3 million for the third quarter of 2012 compared with $471.3 million for the third quarter of 2011.

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•
Revenues (3) of $8.24 billion for the third quarter of 2012 compared with $7.78 billion for the third quarter of 2011. The increase is due primarily to higher Medicare premium from the addition of Genworth's Medicare Supplement business and Medicare Advantage membership growth and higher Commercial Health Care premium primarily from higher premium rates, partially offset by lower Commercial Insured membership in 2012. Total Revenue for the third quarter of 2012, which includes net realized capital gains, was $8.26 billion compared with $7.83 billion for the third quarter of 2011.

•	Medical benefit ratios (MBRs) for the third quarters of 2012 and 2011 were as follows:

	2012	2011
Commercial	79.6%	77.8%
Medicare	82.5%	81.4%
Medicaid	87.6%	84.7%
Total (a)	80.7%	78.9%

(a)
Total MBR includes favorable prior-period reserve development of $96 million and $181 million for the third quarters of 2012 and 2011, respectively, which occurred in each of our businesses with the majority related to the Commercial business in each period.

•
Sequentially, third-quarter 2012 medical membership increased by 149,000 to 18.178 million, reflecting growth in each of our Medicaid, Commercial and Medicare businesses; dental membership increased by 18,000 to 13.608 million and pharmacy benefit management services membership increased by 154,000 to 8.815 million.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings (1) of $29.3 million for the third quarter of 2012 compared with $37.9 million for the third quarter of 2011, reflecting lower underwriting margins in our life insurance products.

•
Net income of $33.2 million for the third quarter of 2012 compared with $51.1 million for the third quarter of 2011, reflecting lower underwriting margins in our life insurance products as well as lower after-tax net realized capital gains in the third quarter of 2012.

•
Revenues (3) of $530.8 million for the third quarter of 2012 compared with $489.0 million for the third quarter of 2011. Third-quarter Total Revenue, which includes net realized capital gains, was $536.7 million in the third quarter of 2012 and $509.3 million in the third quarter of 2011.

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Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings of $3.7 million for the third quarter of 2012 compared with $4.4 million for the third quarter of 2011.

•	Net income of $.8 million for the third quarter of 2012 compared with $7.6 million for the third quarter of 2011, reflecting net realized capital losses in the third quarter of 2012.

Aetna's conference call to discuss third-quarter 2012 results will begin at 7:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-888-352-6793 or +1-719-325-2204 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 6373334. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 6373334. Telephone replays will be available until 11 p.m. ET on November 7, 2012.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving approximately 37.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services and health information technology services. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2012	2011	2012	2011
Revenue:
Health care premiums	$7,246.8	$6,776.7	$21,602.1	$20,260.7
Other premiums	482.1	439.8	1,427.2	1,336.9
Fees and other revenue	954.9	946.6	2,881.7	2,742.7
Net investment income	215.4	233.6	678.8	727.5
Net realized capital gains	17.3	78.6	77.6	139.7
Total revenue	8,916.5	8,475.3	26,667.4	25,207.5

Benefits and expenses:
Health care costs	5,847.7	5,345.5	17,613.5	16,060.3
Current and future benefits	516.9	470.7	1,511.1	1,433.9
Operating expenses:
Selling expenses	272.8	269.1	820.5	827.0
General and administrative expenses	1,366.8	1,547.2	4,131.5	4,144.5
Total operating expenses	1,639.6	1,816.3	4,952.0	4,971.5
Interest expense	68.5	59.7	192.2	187.3
Amortization of other acquired intangible assets	34.1	31.7	108.9	83.6
Loss on early extinguishment of long-term debt	35.4	—	35.4	—
Total benefits and expenses	8,142.2	7,723.9	24,413.1	22,736.6

Income before income taxes	774.3	751.4	2,254.3	2,470.9
Income taxes	275.1	261.0	786.5	857.8
Net income	$499.2	$490.4	$1,467.8	$1,613.1

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Summary of Results

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2012	2011	2012	2011
Operating earnings	$523.2	$528.4	$1,452.6	$1,611.4
Transaction-related costs, net of tax	(12.5)	—	(12.5)	—
Loss on early extinguishment of long-term debt, net of tax	(23.0)	—	(23.0)	—
Voluntary early retirement program, net of tax	—	(89.1)	—	(89.1)
Net realized capital gains, net of tax	11.5	51.1	50.7	90.8
Net income (GAAP measure)	$499.2	$490.4	$1,467.8	$1,613.1

Weighted average common shares - basic	334.8	369.2	342.2	377.2

Weighted average common shares - diluted	338.6	376.8	347.2	385.0

Per Common Share
Operating earnings	$1.55	$1.40	$4.18	$4.19
Transaction-related costs, net of tax	(.04)	—	(.03)	—
Loss on early extinguishment of long-term debt, net of tax	(.07)	—	(.07)	—
Voluntary early retirement program, net of tax	—	(.24)	—	(.23)
Net realized capital gains, net of tax	.03	.14	.15	.23
Net income (GAAP measure)	$1.47	$1.30	$4.23	$4.19

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Segment Information (6)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2012	2011	2012	2011
Health Care:
Revenue, excluding net realized capital gains	$8,244.5	$7,779.6	$24,628.7	$23,180.7
Net realized capital gains	15.9	53.3	63.2	102.0
Total revenue (GAAP measure)	$8,260.4	$7,832.9	$24,691.9	$23,282.7

Commercial Medical Benefit Ratio:
Premiums	$5,266.2	$5,074.3	$15,645.9	$15,119.3
Health care costs (GAAP measure)	$4,190.0	$3,947.2	$12,574.9	$11,724.5

Commercial MBR (GAAP measure)	79.6%	77.8%	80.4%	77.5%

Medicare Medical Benefit Ratio:
Premiums	$1,525.4	$1,333.4	$4,731.3	$4,100.5
Health care costs (GAAP measure)	$1,259.0	$1,085.9	$3,940.9	$3,433.4

Medicare MBR (GAAP measure)	82.5%	81.4%	83.3%	83.7%

Medicaid Medical Benefit Ratio:
Premiums	$455.2	$369.0	$1,224.9	$1,040.9
Health care costs (GAAP measure)	$398.7	$312.4	$1,097.7	$902.4

Medicaid MBR (GAAP measure)	87.6%	84.7%	89.6%	86.7%

Total Medical Benefit Ratio:
Premiums	$7,246.8	$6,776.7	$21,602.1	$20,260.7
Health care costs (GAAP measure)	$5,847.7	$5,345.5	$17,613.5	$16,060.3

Total MBR (GAAP measure)	80.7%	78.9%	81.5%	79.3%

Operating earnings	$531.8	$525.7	$1,444.2	$1,593.9
Transaction-related costs, net of tax	(10.0)	—	(10.0)	—
Voluntary early retirement program, net of tax	—	(89.1)	—	(89.1)
Net realized capital gains, net of tax	10.5	34.7	41.3	66.3
Net income (GAAP measure)	$532.3	$471.3	$1,475.5	$1,571.1

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Segment Information continued (6)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2012	2011	2012	2011

Group Insurance:
Revenue, excluding net realized capital gains	$530.8	$489.0	$1,588.5	$1,492.9
Net realized capital gains	5.9	20.3	16.1	31.2
Total revenue (GAAP measure)	$536.7	$509.3	$1,604.6	$1,524.1

Operating earnings	$29.3	$37.9	$116.2	$125.2
Net realized capital gains	3.9	13.2	10.5	20.3
Net income (GAAP measure)	$33.2	$51.1	$126.7	$145.5

Large Case Pensions:
Revenue, excluding net realized capital (losses) gains	$123.9	$128.1	$372.6	$394.2
Net realized capital (losses) gains	(4.5)	5.0	(1.7)	6.5
Total revenue (GAAP measure)	$119.4	$133.1	$370.9	$400.7

Operating earnings	$3.7	$4.4	$13.4	$16.4
Net realized capital (losses) gains	(2.9)	3.2	(1.1)	4.2
Net income (GAAP measure)	$.8	$7.6	$12.3	$20.6

Corporate Financing: (7)
Operating loss	$(41.6)	$(39.6)	$(121.2)	$(124.1)
Transaction-related costs, net of tax	(2.5)	—	(2.5)	—
Loss on early extinguishment of long-term debt, net of tax	(23.0)	—	(23.0)	—
Net income (GAAP measure)	$(67.1)	$(39.6)	$(146.7)	$(124.1)

Total Company:
Revenue, excluding net realized capital gains (A)	$8,899.2	$8,396.7	$26,589.8	$25,067.8
Net realized capital gains	17.3	78.6	77.6	139.7
Total revenue (GAAP measure) (B)	$8,916.5	$8,475.3	$26,667.4	$25,207.5

Business segment operating expenses (C)	$1,630.2	$1,678.0	$4,943.9	$4,830.8
Corporate Financing segment operating (benefit) expense (7)	(.6)	1.3	(1.9)	3.7
Operating expenses, including Corporate Financing segment	1,629.6	1,679.3	4,942.0	4,834.5
Transaction-related costs	10.0	—	10.0	—
Voluntary early retirement program	—	137.0	—	137.0
Total operating expenses (GAAP measure) (D)	$1,639.6	$1,816.3	$4,952.0	$4,971.5

Operating Expenses Ratios:
Business segment operating expense ratio (C)/(A)	18.3%	20.0%	18.6%	19.3%
Total operating expense ratio (D)/(B) (GAAP measure)	18.4%	21.4%	18.6%	19.7%

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Membership

	September 30,	June 30,	December 31,	September 30,
(Thousands)	2012	2012	2011	2011
Medical Membership:
Commercial	16,281	16,221	16,626	16,561
Medicare Advantage	443	437	398	396
Medicaid	1,253	1,188	1,272	1,261
Medicare Supplement	201	183	163	12
Total Medical Membership	18,178	18,029	18,459	18,230

Consumer-Directed Health Plans (8)	2,562	2,552	2,387	2,399

Dental Membership:
Commercial	11,956	11,974	12,071	12,095
Medicare & Medicaid	697	637	652	653
Network Access (9)	955	979	947	899
Total Dental Membership	13,608	13,590	13,670	13,647

Pharmacy Benefit Management Membership:
Commercial	8,028	7,882	8,177	8,162
Medicare Prescription Drug Plan (stand-alone)	479	471	427	429
Medicare Advantage Prescription Drug Plan	201	200	189	188
Medicaid	107	108	27	27
Total Pharmacy Benefit Management Services	8,815	8,661	8,820	8,806

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Operating Margins

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2012	2011	2012	2011
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$905.0	$901.2	$2,523.2	$2,739.1
Interest expense *	(64.7)	(59.7)	(188.4)	(187.3)
Amortization of other acquired intangible assets	(34.1)	(31.7)	(108.9)	(83.6)
Transaction-related costs	(13.8)	—	(13.8)	—
Loss on early extinguishment of long-term debt	(35.4)	—	(35.4)	—
Voluntary early retirement program	—	(137.0)	—	(137.0)
Net realized capital gains	17.3	78.6	77.6	139.7
Income before income taxes (GAAP measure)	$774.3	$751.4	$2,254.3	$2,470.9

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense and
amortization of other acquired intangible assets, net of tax	$587.5	$587.8	$1,645.9	$1,787.4
Interest expense, net of tax *	(42.1)	(38.8)	(122.5)	(121.7)
Amortization of other acquired intangible assets, net of tax	(22.2)	(20.6)	(70.8)	(54.3)
Transaction-related costs, net of tax	(12.5)	—	(12.5)	—
Loss on early extinguishment of long-term debt, net of tax	(23.0)	—	(23.0)	—
Voluntary early retirement program, net of tax	—	(89.1)	—	(89.1)
Net realized capital gains, net of tax	11.5	51.1	50.7	90.8
Net income (GAAP measure) (B)	$499.2	$490.4	$1,467.8	$1,613.1

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (C)	$8,899.2	$8,396.7	$26,589.8	$25,067.8
Net realized capital gains	17.3	78.6	77.6	139.7
Total revenue (GAAP measure) (D)	$8,916.5	$8,475.3	$26,667.4	$25,207.5

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	10.2%	10.7%	9.5%	10.9%
After-tax net income margin (B)/(D) (GAAP measure)	5.6%	5.8%	5.5%	6.4%

*
Interest expense of $42.1 million ($64.7 million pretax) and $122.5 million ($188.4 million pretax), for the three and nine months ended September 30, 2012, respectively, each exclude costs associated with the bridge credit agreement executed in connection with the proposed acquisition of Coventry Health Care, Inc. ("Coventry"). Those costs are presented within transaction-related costs.

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(1) Operating earnings and operating earnings per share exclude from net income net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

For the periods covered in this press release, the following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

•
In the third quarter of 2012, we incurred transaction-related costs of $12.5 million ($13.8 million pretax) related to the proposed acquisition of Coventry. Transaction-related costs include $10.0 million of advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in the GAAP Consolidated Statements of Income in general and administrative expenses as well as the cost of the bridge credit agreement, which is reflected in the GAAP Consolidated Statements of Income in interest expense.

•
In the third quarter of 2012, we incurred a loss on the early extinguishment of long-term debt of $23.0 million ($35.4 million pretax) related to repurchases of certain of our outstanding senior notes.

•
In July 2011, we announced a voluntary early retirement program.  In connection with the voluntary early retirement program, we recorded a charge of $89.1 million ($137.0 million pretax) during the third quarter of 2011.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 7 through 9 and 11 of this press release.

(2) Projected operating earnings per share exclude from net income any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Projected operating earnings per share also excludes projected transaction-related costs related to the Coventry acquisition. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than projected transaction-related costs related to the Coventry acquisition) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected operating earnings per share for the full year 2012 reflect a range of approximately 344 million to 347 million weighted average diluted shares.

(3) Revenue excludes net realized capital gains and losses as noted in (1) above. Refer to the tables on pages 8, 9 and 11 of this press release for a reconciliation of revenue excluding net realized capital gains and losses to revenue calculated under GAAP.

(4) The business segment operating expense ratio reflects the exclusion of the Corporate Financing segment from operating expenses and excludes net realized capital gains and losses and other items, if any. For a reconciliation of this metric to the comparable GAAP measure refer to page 9 of this press release.

(5) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(6) Revenue and operating expense information is presented before income taxes. Operating earnings is presented net of income taxes.

(7) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. Net income of the Corporate Financing segment includes interest expense on our outstanding debt, the financing components of our pension and other postretirement benefit plan expenses (benefits), and the loss on the early extinguishment of long-term debt. As described in (1) above, operating earnings of the Corporate Financing segment exclude other items, if any. In the third quarter of 2012, Corporate Financing operating earnings exclude the loss on the early extinguishment of long-term debt and the interest expense component of transaction-related costs.

(8) Represents members in consumer-directed health plans included in Aetna's Commercial medical membership.

(9) Represents members in products that allow these members access to Aetna's dental provider network for a nominal fee.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, medical membership and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the implementation of health care reform legislation; the risk that a regulatory approval for the proposed acquisition of Coventry is delayed, is not obtained or is subject to conditions that are not anticipated; the diversion of management time on acquisition related issues; and changes in Aetna's future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios. Components of the legislation will be phased in over the next six years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges, Medicaid expansion, the scope of "essential benefits," employer penalties and the implementation of minimum medical loss ratios, require further guidance and clarification at both the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to repeal, amend, or restrict funding for various aspects of health care reform, the 2012 presidential and congressional elections, and the possibility of additional litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse program, pricing or funding actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; our ability to successfully integrate our businesses (including Medicity, Prodigy Health Group, PayFlex, and Genworth Financial Inc.'s Medicare Supplement business and other businesses we may acquire in the future, including Coventry) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the outcome of various litigation and regulatory matters, including guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; reputational issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the ability to develop and maintain relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2011 Annual Report on Form 10-K ("Aetna's Annual Report"), Aetna's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (Aetna's “First Quarter 10-Q”) and Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (Aetna's “Second Quarter 10-Q"), each on file with the Securities and Exchange Commission (the “SEC”), and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (together with Aetna's First Quarter 10-Q and Second Quarter 10-Q, Aetna's "Quarterly Reports"), when filed with the SEC. You also should read Aetna's Annual Report and Aetna's Quarterly Reports for a discussion of Aetna's historical results of operations and financial condition.